Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectu and Statement of Additional Information in Post-Effective Amendment No. 139 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Mega Cap Stock Fund of our reports dated August 10, 2012, on the financial statements and financial highlights included in the June 30, 2012 Annual Reports to Shareholders of the above referenced fund(s), which is also incorporated by reference into the Registration Statement.

We further consent to the reference to our Firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 6, 2013